Exhibit 99.1

GCA Appoints David B. Lopez to Position of President

LAS VEGAS, NV – June 5, 2012 -- Global Cash Access Holdings, Inc. (NYSE: GCA), a global provider of innovative cash access, cash handling solutions and business intelligence services for gaming establishments, today announced the appointment of David B. Lopez to the position of President effective June 11, 2012.  Chief Executive Officer, Scott Betts will remain in the Chief Executive position as well as continue to serve on the Company’s Board of Directors.

In his role as President, Mr. Lopez will report to Mr. Betts and will assume responsibility for the company’s sales, product and operations areas.

Mr. Lopez has extensive background in the gaming industry, joining GCA from his previous position of Chief Operating Officer for Shuffle Master, Inc.  Mr. Lopez spent the past 12 years with Shuffle Master, holding various positions within the organization, as well as serving as a member of its Board of Directors.   He also previously held positions with Stratosphere Tower and Casino and MGM Grand Hotel.

“David possesses a tremendous amount of proven leadership experience that is very relevant to GCA, not only in the gaming industry but also in his ability to grow a business, achieve results, champion change and maintain close customer relationships,” commented Scott Betts, Chief Executive Officer for GCA.  “David is joining GCA at an exciting period of growth for the company. Our initiatives in international growth, internet gaming, and product innovation match his talents and experience. The addition of David to the leadership team supports our growth and greatly enhances our capability to further our partnerships and business development opportunities around the globe. We look forward to David’s contributions across the board and welcome him to GCA.”

In joining GCA, Mr. Lopez stated “I am delighted to be joining a company that is forward thinking, changing the industry and growing in areas I believe will be important to customers as our industry evolves. GCA has a great leadership team and very dedicated employees.  The company has great opportunities ahead and I am excited to be a part of making those opportunities a reality”.

About Global Cash Access, Inc.

About Global Cash Access Holdings, Inc.

Las Vegas-based Global Cash Access, Inc. (“GCA”), a wholly owned subsidiary of Global Cash Access Holdings, Inc., is a leading provider of cash access products and related services to over 1,000 casinos and other gaming properties in the United States, Europe, Canada, the Caribbean, Central America and Asia. GCA’s products and services provide gaming patrons access to cash through a variety of methods, including ATM cash withdrawals, point-of-sale debit card transactions, credit card transactions, check verification and warranty services, and Western Union money transfers. Through Western Money Systems, a wholly owned subsidiary, GCA is a leading manufacturer and distributor of cash handling devices and related software. GCA also provides products and services that improve credit decision-making, automate cashier operations and enhance patron marketing activities for gaming establishments. With its proprietary database of gaming patron credit history and transaction data on millions of gaming patrons worldwide, GCA is recognized for successfully developing and deploying technological innovations that increase client profitability, operational efficiency and customer loyalty. More information is available at GCA’s website at www.gcainc.com.

Global Cash Access, Inc.

CONTACTS:

Investor Relations	Media Relations
Don Duffy, ICR	Liz Brady, ICR
203-682-8200	646-277-1226
IR@gcamail.com	lbrady@icrinc.com